Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.43 IN FOURTH QUARTER

     LAKE FOREST, Ill., Jan. 29, 2004 — Brunswick Corporation (NYSE: BC) reported today net earnings of $39.9 million, or $0.43 per diluted share, for the fourth quarter of 2003, nearly double net earnings of $20.5 million, or $0.22 per diluted share, for the year-ago quarter. The company said the 95 percent increase in net earnings came on a 17 percent increase in sales and a 43 percent improvement in operating earnings.

     Commenting on the quarter, Brunswick Chairman and Chief Executive Officer George W. Buckley said, “We reported an excellent fourth quarter, and we are very pleased with the performance of all of our business units. Each of our operating segments – Marine Engine, Boat, Fitness and Bowling & Billiards – reported double-digit sales growth for the quarter. These results reflect the success of our strategy to develop and introduce new products and technologies that inspire and excite our customers, as well as the benefit of acquisitions and the impact of a weaker U.S. dollar. Excluding acquisitions, net sales for the quarter were up 10 percent. Ongoing effective cost management efforts contributed to the increase in operating earnings and a 100 basis point improvement in operating margins to 5.4 percent.”

     “We enter 2004 with our balance sheet in excellent shape, largely due to our ability to generate significant free cash flow. Good working capital management combined with the increase in earnings resulted in $240 million of free cash flow for the year after capital expenditures of $160 million. Debt-to-total capital at year end was 31.5 percent compared with 35.9 percent a year earlier, providing us the financial

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Brunswick Corporation
Jan. 29, 2004

flexibility to seek out opportunities to continue to improve and grow our business,” Buckley said.

Fourth Quarter Results

     For the quarter ended Dec. 31, 2003, the company reported that net sales increased 17 percent to $1,086.9 million, up from $928.0 million a year earlier. Sales in the fourth quarter of 2003 benefited from higher volumes, improved performance at the company’s US Marine division, the impact of a weaker U.S. dollar and incremental sales from acquisitions that were not in the year-ago quarter. Operating earnings rose to $58.7 million compared with $41.1 million in the year-ago quarter, and operating margins improved to 5.4 percent from 4.4 percent. In addition to the higher sales, the company said that effective cost management throughout the organization led to the improved operating leverage and helped offset a $7 million increase in pension and health-care costs compared with the year-ago fourth quarter. Other income, consisting primarily of earnings from joint ventures and equity investments as well as interest income, contributed $5.9 million of pre-tax earnings in the fourth quarter of 2003 versus $1.8 million in the fourth quarter a year ago.

     Net earnings totaled $39.9 million, or $0.43 per diluted share, up from $20.5 million, or $0.22 per diluted share, for the fourth quarter of 2002. Net earnings in the fourth quarter of 2003 also benefited from a lower effective tax rate. The company said its effective tax rate for the year was reduced to 32.75 percent from 35 percent through the first three quarters of 2003. To make the cumulative adjustment for the year, the effective tax rate in the fourth quarter was 26.7 percent compared with 36.1 percent in the year-ago quarter. The company was able to reduce its effective tax rate in large part due to the prepayment of taxes related to an outstanding IRS case and higher international earnings that were taxed at rates lower than domestic rates.

2003 Results

     For the year ended Dec. 31, 2003, the company had net sales of $4,128.7 million, up 11 percent from $3,711.9 million in 2002. All business segments contributed

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Brunswick Corporation
Jan. 29, 2004

to the company’s good performance for the year, along with the benefit of acquisitions. Excluding acquisitions, net sales were up 8 percent. Operating earnings reached $221.4 million for the year, which includes a $25 million litigation charge recorded in the first quarter, and operating margins were 5.4 percent. Excluding the litigation charge, operating earnings rose 25 percent to $246.4 million, up from $196.6 million for 2002, and operating margins improved to 6.0 percent from 5.3 percent a year ago. Further, the company said that earnings from joint ventures and equity investments plus interest income contributed $20.7 million to pre-tax earnings in 2003, compared with $8.3 million a year ago.

     Net earnings for 2003 were $135.2 million, or $1.47 per diluted share, which includes the aforementioned litigation charge ($0.18 per diluted share). Excluding the litigation charge, earnings per diluted share totaled $1.65 for the year. Net earnings for 2002 totaled $78.4 million, or $0.86 per diluted share. The cumulative effect of adoption of Financial Accounting Standards Board SFAS No. 142, “Goodwill and Other Intangible Assets” is included in the 2002 results. Adoption of this accounting standard resulted in a non-cash, after-tax charge of $25.1 million, or $0.28 per diluted share, in the first quarter of 2002. Excluding the effect of the accounting change, net earnings for 2002 totaled $103.5 million, or $1.14 per diluted share.

Marine Engine Segment

     The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies, reported sales of $473.4 million in the fourth quarter of 2003, up 18 percent from $402.8 million in the year-ago fourth quarter. Operating earnings in the fourth quarter were up 60 percent to $26.7 million versus $16.7 million, and operating margins increased to 5.6 percent compared with 4.1 percent for the same quarter in 2002.

     For the full year, Marine Engine segment sales rose 12 percent to $1,908.9 million, and operating earnings were $171.1 million versus $170.9 million a year ago. Operating margins for the year declined to 9.0 percent versus 10.0 percent in 2002.

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Brunswick Corporation
Jan. 29, 2004

     “Mercury Marine’s international unit had an excellent 2003 with sales increasing 22 percent, driven by share gains as well as the impact of the weaker U.S. dollar,” Buckley said. “Higher sales in the domestic market during the latter part of the year helped offset a slow start in the first half resulting in relatively flat year-over-year domestic sales. Pipeline engine inventories continue to be in excellent shape at 22 weeks of supply at the end of 2003 as compared with 23 weeks of supply a year ago.”

     “Brunswick New Technologies also contributed to the sales gain for the Marine Engine segment, primarily due to the acquisition of Navman NZ Limited, which was completed in the second quarter,” Buckley added. “The addition of this producer of global positioning system-based products further enhances our ability to manufacture boats with integrated marine electronics.”

     “The Marine Engine segment posted a significant improvement in operating margins in the second half of the year, despite higher R&D spending in support of Brunswick New Technologies, increased pension and health-care expense and margin pressure from a shift in our outboard product mix to low-emission engines that have lower margins,” Buckley said. “The investments in BNT and new engine technologies are an important part of our strategy to enhance our capabilities and product offerings for the long term.”

     “During the year, we completed the development of Project “X”, our high horsepower four-stroke outboard engine. This game-changing engine will be formally launched at the Miami International Boat Show in a couple of weeks, with shipments scheduled to begin in April,” Buckley noted.

Boat Segment

     The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Maxum, Hatteras, Sealine, Meridian, Boston Whaler, Trophy, Baja and Princecraft boat brands and the Land ‘N’ Sea and Attwood marine parts and accessories distribution and manufacturing businesses. The Boat segment reported sales for the fourth quarter of $414.9 million, up 21 percent compared with $344.2

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Brunswick Corporation
Jan. 29, 2004

million in the fourth quarter of 2002. Boat segment sales benefited from incremental sales from its new P&A business, which began with the acquisition of Land ‘N’ Sea and Attwood Marine in June and September of 2003, respectively. Excluding these acquisitions, sales increased 13 percent in the quarter. Operating earnings for the Boat segment increased to $9.3 million, more than double the $4.5 million reported in the fourth quarter of 2002, and operating margins rose to 2.2 percent, up from 1.3 percent.

     For 2003, Boat segment sales were up 15 percent to $1,616.9 million from $1,405.3 million in 2002. Excluding the new P&A businesses, Boat segment sales were up 11 percent for the year. Operating earnings for the Boat segment more than tripled to $63.9 million from $19.0 million in 2002, and operating margins improved to 4.0 percent compared with 1.4 percent in 2002.

     “Our Boat Group showed remarkable strength across all brands and segments in 2003,” Buckley said. “The improvement in retail demand that began toward the end of the second quarter has continued, leading to stronger wholesale shipments to our dealers. Importantly, pipeline inventories are in excellent shape at 28 weeks of supply at year end, unchanged from the same time a year ago.”

     “Among the most significant accomplishments during the year has been the turnaround at our US Marine Division, which we expect to return to profitability in 2004,” Buckley remarked. “By starting with exciting new products such as the Bayliner 175 (an entry-level boat, engine and trailer package with a suggested retail price of $9,995), and then adding the Bayliner 185, we’ve re-established Bayliner as the leader in family boating. Sea Ray also contributed to the Boat segment’s strong performance for the year with double-digit sales and earnings growth driven by the success of a number of new models.”

     “During 2003, we continued to expand our offerings of products and services, including boat parts and accessories and wholesale financing,” Buckley added. “The acquisition of Land ‘N’ Sea and Attwood and the launch of Brunswick Acceptance

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Brunswick Corporation
Jan. 29, 2004

Company were instrumental in achieving our goal of enveloping our dealers with the competitive advantages that will make them, and Brunswick, more successful.”

Fitness Segment

     The Fitness segment is comprised of the Life Fitness division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment, and operates Omni Fitness retail stores. Segment sales in the fourth quarter of 2003 totaled $157.2 million, up 13 percent from $139.4 million in the year-ago quarter. Operating earnings rose 27 percent to $28.3 million from $22.3 million, and operating margins were 18.0 percent, up 200 basis points from 16.0 percent in the fourth quarter of 2002.

     For 2003, the Fitness segment reported sales of $486.6 million, up 7 percent from $456.7 million in 2002. Operating earnings in 2003 increased 22 percent to $54.8 million and operating margins rose to 11.3 percent, excluding the previously mentioned $25 million litigation charge. Operating margins, including the charge, were 6.1 percent in 2003. In 2002, operating earnings were $44.9 million and operating margins were 9.8 percent.

     “During 2003, Life Fitness successfully introduced 50 new products,” Buckley said. “The market’s response to our Pro II and Signature strength products and the industrial design of our cardiovascular products was beyond our expectations. The success of these products, increased market share and the weaker U.S. dollar are behind the strong sales and earnings performance for the Fitness segment.”

     “To better serve our European customers, in November we began shipping strength products manufactured in our new plant in Hungary,” Buckley added. “By manufacturing closer to our customers, we reduce lead times and freight costs. We are also seeking to improve our operating efficiency in the United States by consolidating the manufacture of strength equipment in our Ramsey, Minn., plant. As previously announced, this will result in the closure of our Paso Robles, Calif., plant, which will be completed in the next few months.”

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Brunswick Corporation
Jan. 29, 2004

Bowling & Billiards Segment

     The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, air hockey and foosball tables. Segment sales in the fourth quarter of 2003 totaled $115.7 million, up 12 percent compared with $103.1 million in the year-ago quarter. Operating earnings were up 4 percent to $15.2 million in the quarter versus $14.6 million in the comparable quarter in 2002. Operating margins were 13.1 percent in the fourth quarter of 2003 compared with 14.2 percent in 2002.

     For 2003, the segment reported sales of $392.4 million, up 4 percent from $377.7 million in 2002. Operating earnings for the year were up 20 percent to $25.6 million from $21.4 million in 2002, and operating margins improved to 6.5 percent from 5.7 percent.

     “During the year, we expanded into the coin-operated billiards table segment with the acquisition of Valley-Dynamo, which continues to meet expectations. Incremental sales from this acquisition drove the sales gain for the year,” Buckley said. “We have also been investing heavily in R&D and quality programs to enhance our offerings of bowling products and services such as Vector, a new bowling center scoring and business management system introduced in the fourth quarter. We also continue to convert our bowling centers into Brunswick Zones with 13 completed in 2003. About one-third of our centers have been converted to date, and we will have 10 more Brunswick Zones by the end of 2004. In addition to providing a clean, family-friendly environment, we are expanding our customer base by offering more features that attract the casual bowler.”

Looking Ahead

     “As we enter 2004, we are very encouraged that many of our strategic initiatives are starting to take hold,” Buckley noted. “With the economy showing more stability and consumer confidence on the rise, we estimate marine retail market growth in the mid-single digits for the year. When we couple these factors along with new product

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Brunswick Corporation
Jan. 29, 2004

introductions, share gains and incremental sales from acquisitions completed in 2003, we expect to post sales growth for our marine businesses in the low-double digits, and for our fitness and bowling and billiards businesses in the high-single digits. Operating margins will benefit from higher volumes as well as our ongoing focus on effective cost management. This should more than offset costs associated with new product introductions and new plant openings in Mexico and China, and the margin impact of the transition to low-emission outboard engines. Our overall operating margins improved by 70 basis points in 2003, and we would expect to do better than that in 2004. As a result, we estimate diluted earnings per share in the range of $2.10 to $2.30 for 2004.”

     When looking at the first quarter, keep in mind that we got off to a very slow start in the first quarter of 2003 with marine retail down 15 to 20 percent,” Buckley explained. “Given the easy comparison, our first quarter 2004 performance should exceed the growth rates estimated for the full year. We are estimating diluted earnings per share for the first quarter to be between $0.35 and $0.40, compared with $0.22 per diluted share for 2003, excluding the $0.18 per diluted share litigation charge recorded in the first quarter of 2003.”

Forward-Looking Statements

     Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to, the effect of a weak economy and stock market on consumer confidence and thus on demand for marine, fitness, billiards and bowling equipment and products; the impact of interest rates, fuel prices and weather conditions on demand for marine products; the ability to develop and produce new products and technologies; the ability to maintain product quality and service standards expected by our customers; the ability to successfully integrate acquisitions; the ability to maintain effective distribution; competitive pricing

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Brunswick Corporation
Jan. 29, 2004

pressures; the success of new product introductions; the success of marketing and cost management programs; the ability to maintain or increase market share; the financial strength of dealers and independent boat builders; the ability to successfully manage pipeline inventories; adverse foreign economic conditions; shifts in currency exchange rates; the effect of financial markets on pension expense and funding levels; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the success of global sourcing and supply chain management initiatives; the ability to maintain good relationships and negotiate favorable terms with its labor unions; competition from new technologies; possible increases in tariffs on certain of the company’s products sold into Europe; and imports from Asia and increased competition from Asian competitors. Additional factors are included in the company’s Annual Report on Form 10-K for 2002 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2003.

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Princecraft fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, air hockey and foosball tables. For more information, visit www.brunswick.com.

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Brunswick Corporation
Jan. 29, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Quarter Ended December 31

	2003	2002	% Change

Net sales	$1,086.9	$928.0	17%
Cost of sales	817.5	704.9
Selling, general and administrative expense	177.7	152.5
Research and development expense	33.0	29.5

Operating earnings	58.7	41.1	43%
Interest expense	(10.1)	(10.8)	-6%
Other income	5.9	1.8

Earnings before income taxes	54.5	32.1	70%
Income tax provision	14.6	11.6

Net earnings	$39.9	$20.5	95%

Earnings per common share:
Basic	$0.43	$0.23	87%
Diluted	$0.43	$0.22	95%

Average shares used for computation of:
Basic earnings per share	92.2	90.5	2%
Diluted earnings per share	93.5	90.6	3%

Effective tax rate	26.7%	36.1%

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Brunswick Corporation
Jan. 29, 2004

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)

	Year Ended December 31

	2003	2002	% Change

	(unaudited)
Net sales	$4,128.7	$3,711.9	11%
Cost of sales	3,131.6	2,852.0
Selling, general and administrative expense	632.5	560.5
Research and development expense	118.2	102.8
Litigation charge	25.0	—

Operating earnings (1)	221.4	196.6	13%
Interest expense	(41.0)	(43.3)	-5%
Other income	20.7	8.3

Earnings before income taxes	201.1	161.6	24%
Income tax provision	65.9	58.1

Earnings before cumulative effect of change in accounting principle	135.2	103.5	31%
Cumulative effect of change in accounting principle, net of tax (2)	—	(25.1)

Net earnings	$135.2	$78.4	72%

Basic earnings per common share:
Earnings before cumulative effect of change in accounting principle	$1.48	$1.15	29%
Cumulative effect of change in accounting principle (2)	—	(0.28)

Net earnings	$1.48	$0.87	70%

Diluted earnings per common share:
Earnings before cumulative effect of change in accounting principle	$1.47	$1.14	29%
Cumulative effect of change in accounting principle (2)	—	(0.28)

Net earnings	$1.47	$0.86	71%

Average shares used for computation of:
Basic earnings per share	91.2	90.0	1%
Diluted earnings per share	91.9	90.7	1%

Effective tax rate	32.75%	36.0%

(1)	Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

(2)	The company adopted SFAS No. 142, effective Jan. 1, 2002.

Brunswick Corporation
Jan. 29, 2004

Brunswick Corporation
Selected Financial Information
(in millions)

Segment Information

	Quarter Ended December 31

	Net Sales			Operating Earnings			Operating Margin

			%			%
	2003	2002	Change	2003	2002	Change	2003	2002

	(unaudited)			(unaudited)
Marine Engine	$473.4	$402.8	18%	$26.7	$16.7	60%	5.6%	4.1%
Boat	414.9	344.2	21%	9.3	4.5	NM	2.2%	1.3%
Marine eliminations	(74.3)	(61.5)		—	—

Total Marine	814.0	685.5	19%	36.0	21.2	70%	4.4%	3.1%

Fitness	157.2	139.4	13%	28.3	22.3	27%	18.0%	16.0%
Bowling & Billiards	115.7	103.1	12%	15.2	14.6	4%	13.1%	14.2%
Corporate/Other	—	—		(20.8)	(17.0)	22%

Total	$1,086.9	$928.0	17%	$58.7	$41.1	43%	5.4%	4.4%

	Year Ended December 31

	Net Sales			Operating Earnings			Operating Margin

			%			%
	2003	2002	Change	2003	2002	Change	2003	2002

Marine Engine	$1,908.9	$1,705.2	12%	$171.1	$170.9	0%	9.0%	10.0%
Boat	1,616.9	1,405.3	15%	63.9	19.0	NM	4.0%	1.4%
Marine eliminations	(276.1)	(233.0)		—	—

Total Marine	3,249.7	2,877.5	13%	235.0	189.9	24%	7.2%	6.6%

Fitness (1)	486.6	456.7	7%	29.8	44.9	NM	6.1%	9.8%
Bowling & Billiards	392.4	377.7	4%	25.6	21.4	20%	6.5%	5.7%
Corporate/Other	—	—		(69.0)	(59.6)	16%

Total	$4,128.7	$3,711.9	11%	$221.4	$196.6	13%	5.4%	5.3%

(1)	Fitness segment operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003, in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

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Brunswick Corporation
Jan. 29, 2004

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	December 31

	2003	2002

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$345.9	$351.4
Accounts and notes receivables, net	374.4	401.4
Inventories
Finished goods	325.3	272.5
Work-in-process	205.7	201.6
Raw materials	92.8	72.8

Net inventories	623.8	546.9

Prepaid income taxes	302.3	305.1
Prepaid expenses and other	68.8	55.4

Current assets	1,715.2	1,660.2

Net property	827.1	792.7

Other assets
Goodwill and other intangibles	699.7	570.3
Investments and other long-term assets	360.5	291.5

Total assets	$3,602.5	$3,314.7

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$23.8	$28.9
Accounts payable	321.3	291.2
Accrued expenses	756.7	685.5

Current liabilities	1,101.8	1,005.6

Long-term debt	583.8	589.5
Deferred items	593.9	617.8
Common shareholders’ equity	1,323.0	1,101.8

Total liabilities and shareholders’ equity	3,602.5	3,314.7

Supplemental Information
Debt-to-capitalization rate	31.5%	35.9%

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Brunswick Corporation
Jan. 29, 2004

Brunswick Corporation
Comparative Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31

	2003	2002

	(unaudited)
Cash flows from operating activities
Net earnings	$135.2	$78.4
Depreciation and amortization	151.4	148.4
Change in accounting principle, net of tax	—	25.1
Changes in noncash current assets and current liabilities	100.8	90.8
Income taxes	(19.5)	64.3
Other, net	27.2	6.0

Net cash provided by operating activities	395.1	413.0

Cash flows from investing activities
Capital expenditures	(159.8)	(112.6)
Investments	(39.3)	(8.9)
Acquisitions of businesses, net of cash acquired	(177.3)	(21.2)
Proceeds on the sale of property, plant and equipment	7.5	13.2
Other, net	(3.0)	(0.2)

Net cash used for investing activities	(371.9)	(129.7)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	1.8	(9.4)
Payments of long-term debt including current maturities	(24.5)	(26.2)
Cash dividends paid	(45.9)	(45.1)
Stock options exercised	39.9	40.3

Net cash used for financing activities	(28.7)	(40.4)

Net increase (decrease) in cash and cash equivalents	(5.5)	242.9
Cash and cash equivalents at January 1	351.4	108.5

Cash and cash equivalents at December 31	345.9	$351.4

Free Cash Flow
Net cash provided by operating activities	$395.1	$413.0
Net cash provided by (used for):
Capital expenditures	(159.8)	(112.6)
Proceeds on the sale of property, plant and equipment	7.5	13.2
Other, net	(3.0)	(0.2)

Total Free Cash Flow	$239.8	$313.4

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